Exhibit 99.2

VGX PHARMACEUTICALS, INC.

(A Development-Stage Company)

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,715,906	$4,212,220
Accounts receivable	5,639	3,825
Receivables due from related parties	3,884,741	3,867,536
Inventories purchased from related parties	177,969	189,370
Inventories	31,694	36,095
Prepaid expenses and other current assets	59,023	100,584

Total current assets	6,874,972	8,409,630

Equity investment in affiliated entity	1,090,194	1,375,439
Fixed assets, net	391,634	429,966
Intangible assets, net	2,982,489	3,101,771
Goodwill	907,076	907,076
Other assets	130,147	130,147

Total assets	$12,376,512	$14,354,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,071,842	$956,302
Accounts payable and accrued expenses due to related parties	615,333	249,009
Accrued expenses	1,217,343	1,687,761
Current portion of long-term debt	2,140,000	2,140,000
Deferred revenue	236,074	—
Other current liabilities	44,140	45,756

Total current liabilities	5,324,732	5,078,828

Long-term debt	4,400,000	4,400,000

Total liabilities	9,724,732	9,478,828

Stockholders’ equity:
Common stock	4,229	4,187
Additional paid-in capital	74,416,373	73,710,837
Accumulated deficit	(70,636,489)	(68,111,842)
Accumulated other comprehensive loss	(1,815,928)	(1,416,844)
Total parent stockholders’ equity	1,968,185	4,186,338
Noncontrolling interest	683,595	688,863
Total stockholders’ equity	2,651,780	4,875,201

Total liabilities and stockholders’ equity	$12,376,512	$14,354,029

See accompanying notes.

VGX PHARMACEUTICALS, INC.

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Period from December
	March 31,		12, 2000 (Inception) to
	2009	2008	March 31, 2009
Revenue:
Revenue from product sales	$—	$424,658	$1,329,622
Government and NGO contract revenue	1,282,312	926,938	3,272,723
Government grant revenue	—	—	1,827,528
License fee revenue	—	—	75,000
Revenue from related parties	80,633	—	456,705
Other operating revenue, net	27,200	—	132,073

Total revenue	1,390,145	1,351,596	7,093,651

Operating expenses:
Cost of product sales	11,401	1,097,049	4,452,893
Research and development	2,708,948	3,913,691	41,893,536
General and administrative	1,031,905	1,386,721	34,001,613

Total operating expenses	3,752,254	6,397,461	80,348,042

Loss from operations	(2,362,109)	(5,045,865)	(73,254,391)

Gain on sale of manufacturing assets to related party, net of tax	—	—	6,653,153
Losses from equity investment in affiliated entity	(87,619)	(296,454)	(3,736,300)
Interest income	8,130	171,076	2,297,806
Interest expense	(88,317)	(204,981)	(3,131,719)
Other income, net	—	—	218,557

Consolidated net loss	(2,529,915)	(5,376,224)	(70,952,894)

Net loss attributable to noncontrolling interest	5,268	181,560	316,405

Net loss attributable to common stockholders	$(2,524,647)	$(5,194,664)	$(70,636,489)

Amounts per common share — basic and diluted:

Net loss per share	$(0.06)	$(0.12)

Weighted average number of common shares outstanding — basic and diluted	42,065,033	44,929,123

See accompanying notes.

VGX PHARMACEUTICALS, INC.

(A Development-Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Period From December 12, 2000 (Inception) to March 31, 2009
Cash flows from operating activities:
Net loss	$(2,524,647)	$(5,194,664)	$(70,636,489)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of manufacturing assets to related party, net of tax	—	—	(6,653,153)
Depreciation and amortization	157,614	273,043	2,977,444
Stock-based compensation	657,305	2,304,228	36,355,087
Stock-based compensation to related parties	48,273	15,412	2,180,672
Interest converted into common stock	—	—	53,839
Loss on disposal of assets	—	447	2,781
Net loss attributable to noncontrolling interest	(5,268)	(181,560)	(316,405)
Losses from equity investment in affiliated entity	87,619	296,454	3,736,300
Changes in operating assets and liabilities:
Accounts receivable	(1,814)	(734,893)	22,509
Receivables due from related parties	(17,205)	—	(884,741)
Inventories purchased from related parties	11,401	—	(177,969)
Inventories	4,401	(341,866)	(1,969,684)
Prepaid expenses and other assets	41,561	281,376	(71,647)
Accounts payable and accrued expenses	(354,878)	(112,252)	1,848,125
Accounts payable and accrued expenses due to related parties	366,324	—	615,333
Deferred revenue	236,074	311,462	3,731,952
Other current liabilities	(1,616)	(63,542)	44,140
Net cash used in operating activities	(1,294,856)	(3,146,355)	(29,141,906)

Cash flows from investing activities:
Purchase of ADViSYS, Inc., net of cash acquired	—	—	(2,058,762)
Sale of manufacturing assets to related party	—	—	6,110,000
Equity investment in affiliated entity	(190,347)	—	(9,552,848)
Investment in third party stock	—	—	(60,000)
Purchases of property and equipment	—	(34,816)	(950,385)
Proceeds from sale of noncontrolling interest	—	—	1,000,000
Net cash used in investing activities	(190,347)	(34,816)	(5,511,995)

Cash flows from financing activities:
Decrease in restricted cash	—	—	—
Proceeds from debt borrowings	—	—	15,989,435
Repayment of debt to investors	—	—	(8,949,435)
Debt issuance costs	—		(386,500)
Proceeds from issuance of common stock	—	(4,500)	30,709,909
Net cash (used in) provided by financing activities	—	(4,500)	37,363,409

Net (decrease) increase in cash and cash equivalents	(1,485,203)	(3,185,671)	2,709,508
Effects of exchange rates on cash and cash equivalents	(11,111)	(728)	6,398
Cash and cash equivalents, beginning of period	4,212,220	15,814,097	—

Cash and cash equivalents, end of period	$2,715,906	$12,627,698	$2,715,906

See accompanying notes.

VGX PHARMACEUTICALS, INC.

(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Basis of Presentation and Description of the Business

The accompanying unaudited consolidated financial statements of VGX Pharmaceuticals, Inc. (VGX) have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The consolidated balance sheet as of March 31, 2009, consolidated statements of operations for the three months ended March 31, 2009 and 2008, and the consolidated statements of cash flows for the three months ended March 31, 2009 and 2008, are unaudited, but include all adjustments (consisting of normal recurring adjustments) that VGX considers necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2009, shown herein are not necessarily indicative of the results that may be expected for the year ending December 31, 2009, or for any other period. These unaudited consolidated financial statements, and notes thereto, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2008.

VGX Pharmaceuticals, Inc. is a development-stage company incorporated in Delaware as Viral Genomix, Inc. on December 12, 2000 (inception). VGX began operations on January 1, 2001, and is a biopharmaceutical company engaged in the discovery and development of drugs and DNA vaccines for the treatment of infectious diseases, including the HIV virus, as well as cancer and inflammatory diseases. VGX has built a broad product pipeline encompassing these major disease categories, and these product candidates and technology programs are protected by VGX’s extensive global intellectual property patents. VGX has generated an accumulated deficit of $70.6 million since inception. VGX anticipates incurring additional losses for the foreseeable future. Substantial additional financing will be needed by VGX to fund its operations and to develop its products. There is no assurance that such financing will be available when needed.

VGX Animal Health, Inc. (Animal Health) is a biotechnology company engaged in the development and commercialization of products designed to add to the economic value of livestock and improve the health of companion animals. The Animal Health franchise was acquired as part of the acquisition of ADViSYS in February 2007. VGX carved out the acquired Animal Health franchise into a separate company in order to clearly segregate the Animal Health franchise from its core technology dedicated to developing drugs for human application. Animal Health’s lead candidate is Lifetide™ SW5 for porcine.  In January 2008, Animal Health received an approval by the Australian Pesticides and Veterinary Medicines Authority (APVMA) for LifeTide™ SW5, VGX’s leading Growth Hormone Releasing Hormone (GHRH) product for swine therapy. LifeTide™ SW5 is an injectable DNA plasmid encoding for porcine GHRH, and is administered as a once in a lifetime treatment for use in sows of breeding age to increase the number of piglets weaned. The demand for LifeTide™ SW5 is highly correlated with the price of swine in the marketplace.  As such, Animal Health’s expected revenue form the sale of LifeTide™ SW5 is subject to the commodity price risk of the porcine market. Also, since remittances for the purchase of LifeTide™ SW5 are in Australian dollars, the revenues for Animal Health will be subject to exchange rate risk.

Animal Health completed an equity financing in the third quarter of 2007 in which it raised $1,000,000 from the sale of its common stock, valued at $0.75 per share, to a third-party, lowering the percentage of VGX’s ownership in Animal Health to 86%. In the first quarter of 2008, Animal Health issued 1.3 million shares to VGX in accordance with the license agreement signed between the two parties in September 2007. As of March 31, 2009, VGX owns 88% of the outstanding stock of Animal Health. Animal Health is consolidated in the results of VGX’s consolidated financial statements.

On June 10, 2008, VGX entered into an Asset Purchase Agreement with a related party to sell the assets of the plasmid manufacturing division in The Woodlands, Texas, in exchange for $9,110,000 in cash. The plasmid manufacturing division was originally acquired by VGX as part of the acquisition of assets of ADViSYS, Inc. in February of 2007. The payment is structured so that the last tranche of the purchase price is due to be received by March 31, 2009; the payment was actually received by VGX on April 6, 2009. There are no other milestone or royalty payments owed by either party to the Agreement.  VGX has reflected a gain on the sale of these assets in its consolidated statement of operations of $6.7 million, net of taxes, for the year ended December 31, 2008.

VGX is subject to those risks associated with biotechnology companies in a similar stage of development. There can be no assurance that VGX’s research and development activities will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, VGX operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

VGX incurred a net loss of $2.5 million for the three months ended March 31, 2009. VGX had working capital of $1.6 million, and an accumulated deficit of $70.6 million as of March 31, 2009. VGX’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations and to obtain additional capital. VGX will continue to rely on outside sources of financing to meet its capital needs. The outcome of these matters cannot be predicted at this time.

Further, there can be no assurance, assuming VGX successfully raises additional funds, that VGX will achieve positive cash flow. If VGX is not able to secure additional funding, VGX will be required to scale back its research and development programs, preclinical studies and clinical trials, and general and administrative activities and may not be able to continue in business. These unaudited consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should VGX be unable to continue in business. VGX’s unaudited consolidated financial statements as of and for the period ended March 31, 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business for the foreseeable future.

Definitive Merger Agreement

On July 7, 2008, Inovio Biomedical Corporation (NYSE Amex LLC: INO / INOVIO), a developer of electroporation-based DNA vaccine delivery technology, and VGX, a privately held DNA vaccine developer, executed a definitive merger agreement (the Merger Agreement), which provides for the issuance of INOVIO’s securities in exchange for all of the outstanding securities of VGX, and the merger of an acquisition subsidiary of INOVIO with and into VGX (the Merger). Each company’s board of directors has approved the Merger Agreement and the all-stock transaction it contemplates. The transaction is subject to completion of the registration of the INOVIO securities to be issued with the U.S. Securities and Exchange Commission (SEC), receipt of approval from both companies’ stockholders of the transaction, and other customary closing conditions. The parties expect to complete the merger in the second quarter of 2009; however, the actual timing of the transaction will depend on a number of factors, some of which are beyond either company’s control. Upon closing of the merger, INOVIO anticipates changing its name to VGX Pharmaceuticals, Inc.

The Merger Agreement anticipates that at the time of closing of the merger, a wholly-owned acquisition subsidiary of INOVIO will merge into VGX, with VGX surviving as a wholly-owned subsidiary of INOVIO. Concurrently, INOVIO will issue shares of its common stock in exchange for all of the outstanding shares of VGX common stock based on an exchange ratio derived from the comparative fully diluted share capitalization of the companies, excluding the shares of VGX common stock underlying $5.5 million of VGX convertible debt (the Excluded Debt). INOVIO will also assume all outstanding VGX options and warrants and all VGX convertible debt in excess of the Excluded Debt, which will be adjusted based on the exchange ratio and become exercisable or convertible, as applicable, for INOVIO’s common stock. The Excluded Debt will also be assumed at closing, but unlike the VGX convertible debt discussed above, the principal outstanding under the Excluded Debt at closing will be immediately converted into shares of INOVIO’s common stock at $1.05 per share.

INOVIO is required to use commercially reasonable efforts to register the securities to be issued in the merger under the Securities Act of 1933, as amended, on a registration statement on Form S-4 to be filed with the SEC. Registered shares of INOVIO common stock received in the transaction by certain significant holders of VGX common stock and certain affiliates and all employees of VGX and shares of INOVIO common stock held by all affiliates and employees of INOVIO at the time of consummation of the transaction will be subject to lock-up arrangements that will provide for 25% of the shares initially subject to the lock-up per individual to be released from such restrictions upon each six-month anniversary of the closing date of the transaction, such that all shares will be released from the lock-up arrangements upon the two-year anniversary of the closing date of the transaction. The lock-up restrictions will also apply to the shares of INOVIO common stock issued upon assumption and conversion of VGX convertible debt for six-months after the closing date of the transaction, and will provide for 50% of the shares initially subject to the lock-up to be released upon the three-month anniversary of the closing date of the transaction. INOVIO anticipates listing the securities to be issued in the merger with the NYSE Amex LLC (the Exchange), formerly known as the American Stock Exchange, Inc.

INOVIO must submit information about the proposed transaction to the Exchange for review and determination of whether the transaction qualifies as a “reverse merger” under Company Guide Section 341, which if applicable could require INOVIO to re-qualify for initial listing of its securities on the Exchange. The parties do not believe that the transaction is a “reverse merger” as defined by the Exchange and believes that additional listing criteria should apply.

On December 5, 2008, VGX and INOVIO agreed to the Amended and Restated Merger Agreement under which some of the key terms outlined under the July 7th, 2008 Merger Agreement were changed.  Under the Amended and Restated Merger Agreement, VGX will merge into a wholly-owned acquisition subsidiary of INOVIO, with the acquisition subsidiary remaining as the surviving entity; VGX will cease to exist.  The acquisition subsidiary will change its name to VGX Pharmaceuticals, LLC.  INOVIO will not change its name to VGX Pharmaceuticals, as had been previously outlined in the Merger Agreement, dated July 7th, 2008.  The headquarters of the combined company will also remain in San Diego, instead of moving to Blue Bell, Pennsylvania.  A key change in the management structure was also outlined in the Amended and Restated Merger Agreement in which Avtar Dhillon, M.D., the current CEO of INOVIO, will remain as an executive of the combined company as President.  The amount of outstanding VGX convertible debt (Excluded Debt) was decreased from the previously stated $5.5 million to $4.4 million, as was the number of shares to be placed into a ten-year voting trust, which decreased from 12.5 million shares to 8.5 million shares.

On May 29, 2009 stockholders of both companies approved the proposed merger of INOVIO and VGX, and on June 1, 2009 INOVIO closed the merger with VGX to form a leading vaccine discovery, development and delivery company.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

The unaudited consolidated financial statements of VGX include the accounts of its majority-owned subsidiary, Animal Health.  All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from such estimates.

Fair Value of Financial Instruments

Management believes that the carrying amounts of VGX’s financial instruments, including cash and cash equivalents, restricted cash, accounts payable, accrued expenses, and current portion of long-term debt approximate fair value due to the short-term nature of those instruments.

Cash and Cash Equivalents

Cash and cash equivalents are stated at market value. Cash equivalents include only securities having a maturity of three months or less at the time of purchase. VGX limits its credit risk associated with cash and cash equivalents by placing them with banks it believes are highly creditworthy. As of March 31, 2009 and December 31, 2008, cash and cash equivalents consisted of bank deposits only. VGX had restricted cash of $1,000,000 as of December 31, 2007, which was restricted as collateral for one of VGX’s creditors. The restriction was removed in June 2008 when the debt to this creditor was repaid in full.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventory includes the cost of raw materials used in production, direct labor costs, and an allocated portion of manufacturing overhead. Overhead costs include electricity, depreciation, and other manufacturing costs that cannot be linked to the production of goods. At March 31, 2009, all manufacturing inventory had been sold to a related party in conjunction with an asset purchase agreement, and the balance reflects Animal Health’s LifeTide™ SW5 product inventory of $177,969 purchased from a related party, and electroporation (EP) array inventory of $31,694.

Property and Equipment

Property and equipment consists of research and lab equipment, office furniture, and computers and is recorded at cost. Maintenance and repairs are charged to expense as incurred, and costs of improvements are capitalized. Depreciation is recognized using the straight-line method based on an estimated useful life of three to seven years for the related assets. Depreciation expense was $38,332 and $99,948 for the three months ended March 31, 2009 and 2008, respectively, and $1,232,033 for the period from December 12, 2000 (inception) through March 31, 2009.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment of Long-Lived Assets, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of March 31, 2009, VGX management believes that no revision to the remaining useful lives or write-down of long-lived assets is required.

Goodwill and Intangible Assets

VGX accounts for goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill represents the excess of the purchase price over fair value of net assets acquired and totaled $907,076 at March 31, 2009. In accordance with SFAS No. 142, goodwill is not amortized; rather it is tested for impairment at least annually.

When VGX acquired the assets of ADViSYS, Inc. in February 2007, a portion of the goodwill associated with the transaction was attributable to the purchase of the assembled workforce, both in the manufacturing and research areas of the operation.  In June 2008, VGX sold its manufacturing assets that were previously acquired from ADViSYS, Inc. to a related party, along with the assembled workforce supporting those operations. The indicated value of the assembled workforce was allocated proportionately between manufacturing and research personnel, based on the number of employees in each functional area at the time of the acquisition. As a result of the subsequent divestiture in June 2008, VGX recognized an impairment charge of $177,768 (the portion of the original value of assembled workforce allocated to manufacturing operations) in the consolidated statement of operations for the year ended December 31, 2008 as an offset to the gain on the sale of manufacturing assets, net of tax.

Intangible assets with finite lives, primarily customer contracts and proprietary technology, are amortized over their estimated useful lives from three to nine years. Amortization of intangible assets was $119,281 and $144,100 for the three months ended March 31, 2009 and 2008, respectively, and $1,358,910 for the period from December 12, 2000 (inception) through March 31, 2009.

Included in intangible asset amortization expense for the period from December 12, 2000 (inception) to March 31, 2009 is an impairment charge of $240,808 related to the manufacturing contracts that were sold to a related party as part of the asset purchase agreement.

When VGX acquired the assets of ADViSYS, Inc. in February 2007, a portion of the purchase price was allocated to intangible assets related to two DNA plasmid manufacturing customer contracts that were assigned to VGX in conjunction with the asset purchase agreement. In June 2008, VGX sold its manufacturing assets to a related party and, as part of that transaction, recognized the remaining unamortized intangible asset values for the two customer contracts of $240,808 as an impairment charge, since VGX no longer had any involvement with those customers from a manufacturing perspective. This impairment expense is included in the consolidated statement of operations for the year ended December 31, 2008.

Deferred Issuance Costs

VGX capitalizes costs associated with obtaining financing and amortizes them using the effective interest method. Amortized deferred issuance costs are classified as interest expense in the consolidated statements of operations and totaled $-0-, $28,994 and $386,500, for the three months ended March 31, 2009 and 2008, and for the period from December 12, 2000 (inception) to March 31, 2009, respectively. In September 2008, stock options for 71,000 shares of common stock were issued to settle the outstanding liability related to these deferred issuance costs.  As the equity value of VGX’s stock had declined since the incurrence of the liability, fair market value of the stock options for 71,000 shares also decreased.  The value of the liability carried on the books of VGX reflected the fair market value of the stock options at the time of the incurrence of the liability; when the options were finally issued, and the associated deferred asset and liability were removed from the books of VGX, the result was a gain of $226,534, which is reflected in other income for the period from December 12, 2000 (inception) to March 31, 2009.

Equity Investment in Affiliated Entity

VGX accounts for its investment in VGX International, Inc. using the equity method of accounting. Should circumstances change, such as a change in the percentage of ownership, VGX will review its accounting treatment for its investment. The equity investment is presented on the consolidated balance sheets, net of unamortized acquisition costs and adjusted for its portion of the losses incurred by the affiliate. Acquisition costs are being amortized using the straight-line method over five years.

Revenue Recognition

VGX has been awarded grants from certain third-party organizations to help fund research for the drugs that it is attempting to bring to full commercial use. Once research and development expenditures qualifying under the grant are incurred, grant reports are periodically completed and submitted to the granting agency for review. If approved, the granting agency will then remit payment to VGX. Such amounts are recorded as revenue upon receipt.

With regard to revenue recognition related to product sales, VGX recognizes revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104 and records revenue when it has satisfied all the requirements under SAB No. 104. No revenue from product sales was reflected in either of the three months ended March 31, 2009 or 2008; revenue from product sales for the period from December 12, 2000 (inception) to March 31, 2009 was $40,000.

With regard to contract manufacturing services, VGX recognizes revenue from the DNA plasmids it produces for its customers, to their specifications, only upon shipment from its premises, at which time title and all benefits and risks of ownership pass to the customer. The value of the inventory includes the cost of raw materials, direct labor and facility overhead. Overhead costs include indirect manufacturing costs such as utilities and depreciation that cannot be directly linked to the production of specific products.  Revenue related to contract manufacturing services totaled $0 and $424,658 for the three months ended March 2009 and 2008, respectively, and $1,289,622 for the period from December 12, 2000 (inception) to March 31, 2009.  These activities and processes were sold to a related party in June 2008.

Deferred revenue represents billings for products and services which will be recognized when the products are shipped or the services provided. VGX manufactures DNA plasmids for its customers, to their specifications, in compliance with the terms and conditions outlined in a contract or master services agreement. The agreements typically consist of a series of payments, to be made to VGX at specified points during the production process, which typically spans several months. As a result, payments are made to VGX for these contracted services in advance of, and during, the production process, and are recorded as deferred revenue on the consolidated balance sheets until the product is shipped to the customer, at which time revenue is recognized. During 2007, several progress payments were made to VGX from its customers; however, at the request of the customer, VGX stored the inventory in its facility, thus resulting in a significant amount of deferred revenue at December 31, 2007.  Since these services were sold as part of the asset purchase agreement executed in 2008, the deferred revenue on the consolidated balance sheets at the time of the sale was considered in the calculation of the gain on the sale of these assets.

In March 2009, VGX entered into a research collaboration agreement with Program for Appropriate Technology in Health (PATH) and received the first payment on this contract upon execution of the agreement, which has been reflected in the consolidated balance sheets as deferred revenue. VGX recognizes revenue from this contract as the services defined in the agreement are completed.  For the three months ended March 31, 2009, and the period from December 12, 2000 (inception) to March 31, 2009, VGX has recognized revenue of $3,565 in its consolidated statements of operations.

Foreign Currency Translation

VGX complies with SFAS No. 52, Foreign Currency Translation, which established standards for reporting on investments in foreign companies. The foreign currency translation adjustment represents the foreign currency translation related to VGX’s equity investment, to loans received from investors in foreign currency, and to Animal Health’s sales of its LifeTide™ SW5 product in Australia, and is included in accumulated other comprehensive income on the consolidated balance sheets. For the period from December 12, 2000 (inception) to March 31, 2009, $101,952 of foreign currency losses are included in the consolidated statements of operations.

Cost of Sales

Cost of product sales includes costs to manufacture and purchase inventory sold to customers, along with shipping, handling and distribution expenses incurred in delivering these goods to customers, and expenses related to obsolete and expired inventory. Also included in product sales are unabsorbed labor and overhead costs incurred at the DNA plasmid manufacturing facility not directly related to the production of inventory held for sale to customers.

Research and Development Expenses

Research and development costs are charged to expense as incurred. Research and development expenses include, among other costs, salaries and other personnel-related costs, consultant fees, preclinical costs, costs to conduct clinical trials, costs to manufacture drug candidates and clinical supplies, laboratory supplies costs, patent application costs, and facility-related costs. Costs incurred under agreements with third parties are charged to expense as incurred in accordance with the specific contractual performance terms of such agreements. Costs of third parties include costs associated with preclinical and clinical support activities.

Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period such tax rate changes are enacted.

Acquisitions

Acquisitions are accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, whereby the purchase price is allocated to the underlying net assets based on management’s estimates of the fair value of intangible and tangible assets acquired and liabilities assumed. The excess of purchase price over estimated fair value is recorded as goodwill.

Warrants to Acquire Common Stock

As of March 31, 2009, in connection with prior-year debt issuances, VGX had outstanding 10-year warrants to purchase 208,933 shares of common stock at a weighted-average exercise price of $0.29 per share, exercisable through various dates through December 2013. The total expense recognized under the Black-Scholes option pricing model for these warrants was $46,108. In 2008, there was an exercise of a warrant for 25,000 shares for which a premium of $6,250 was paid to VGX.

As of March 31, 2009 VGX had outstanding 10-year warrant to purchase 4,808,800 shares of common stock at an average exercise price of $1.11 per share, exercisable through April 2016; these were issued to current and former employees of VGX. The total expense recognized under the Black-Scholes option pricing model for these warrants was $13,278,687.

Stock-Based Compensation — VGX

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity investments. SFAS No. 123(R) requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such awards over the period during which the employee is required to provide service in exchange for the award (the vesting period). SFAS No. 123(R) requires that an entity measure the cost of liability-based service awards based on current fair value that is remeasured subsequently at each reporting date through the settlement date. VGX had previously adopted the fair-value method of SFAS No. 123, using the Black-Scholes Model to account for equity-based awards issued to employees and directors and has adopted this new standard effective January 1, 2006 under the modified prospective transition method. The modified prospective transition method requires VGX to recognize share-based compensation expense in the consolidated statements of operations for all share-based payments granted, modified, or settled after the date of adoption as well as for any awards that were granted prior to the adoption date for which the requested service has not been provided as of the adoption date.

The assumptions used to estimate the fair value of stock options granted in the three month periods ended March 31, 2009 and 2008 are presented below.  There were no options granted during the three month period ended March 31, 2009:

	Three Months Ended March 31,
	2009	2008
Expected dividend yield	—	0%
Expected volatility	—	50%
Risk-free interest rate	—	2.9%
Expected life	—	6 years

The weighted-average valuation assumptions were determined as follows:

•                  Expected stock price volatility: The expected volatility used is based on historical volatilities of similar entities within VGX’s industry which were commensurate with VGX’s expected term assumption as described in SAB No. 107 relating to SFAS No. 123(R).

•                  Expected term of options: The expected term of options represents the period of time options are expected to be outstanding. The expected term of the options granted is derived from the “simplified” method as described in SAB No. 107 relating to SFAS No. 123(R).

•                  Risk-free interest rate: VGX bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

•                  Expected annual dividends: The estimate for annual dividends is $0.00, because VGX has not historically paid, and does not expect for the foreseeable future to pay, a dividend.

•                  Estimated forfeiture rate: VGX’s estimated annual forfeiture rate on 2008 stock option grants ranges between 0.00% and 4.31%, based on the historical forfeiture experience of various employee groups.

The compensation expense under SFAS No. 123(R) for the three months ended March 31, 2009 and 2008 was $705,578 and $2,319,640, respectively.

In September 2008, the VGX board of directors approved a re-pricing of certain high priced options issued to employees and consultants to lower the grant price in order to improve employee morale. The options were re-priced to new grant prices which ranged from $1.00 to $2.25. The new grant prices were determined and were the responsibility of the VGX Board of Directors and management, which considered, in part, preliminary work performed by an independent valuation firm. The grant price prior to the re-pricing was $5.00. The re-pricing of the options was done in accordance with FAS 123(R). Using the Black-Scholes option pricing model, the fair values of the modified options at the modification date were calculated. This was then compared against the fair values of the original options at the modification date. The differences between the two were recognized as compensation expense over the remaining life of the options. If the vesting schedule of the options was accelerated, the additional compensations expenses were recognized immediately as opposed to over the length of the vesting schedule.

There was an additional re-pricing of options that were not compliant with Section 409A. In this case, the grant prices of the options were adjusted upwards from $0.025 to $0.50 to $1.00 to $1.25. As the fair values of the modified options at the modification date were lower than the fair values of the original options at the modification date, no additional compensation expenses were recognized.

In 2008, VGX recorded charges related to option re-pricing and acceleration. The total estimated increase in compensation expenses due to the re-pricing and acceleration is $2,968,747, $324,123 and $52,734 in 2008, 2009 and 2010, respectively. In July of 2008, there was a share rescission by six individuals with respect to an aggregate of 3,433,344 shares. In exchange for the rescission of the shares, these individuals were reissued their original warrants and options with a grant price that was greater than or equal to the fair market value of the common stock of VGX as of the reissue date.

VGX accounts for stock-based compensation to non-employees using the fair-value method in accordance with SFAS No. 123(R) and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. For the three months ended March 31, 2009 and 2008, there were no stock options granted to consultants.  However, VGX recorded stock-based compensation expense of $58,536 and $44,788, respectively for options which had been granted to consultants previously. These options generally vest over a period of three years, though some vest over a period less than three years or immediately upon grant. VGX valued the stock option grants to non-employees using the same method and assumptions as stock option grants to employees.

In addition to the awards of stock options, VGX awarded -0- and 200,000 shares of common stock, during the three months ended March 31, 2009 and 2008, respectively, to non-employees. In connection with awards of stock, VGX recorded compensation expense of $0 and $1,000,000, respectively.

As of March 31, 2009, there was $2,436,785 of total unrecognized compensation cost related to non-vested tock-based compensation arrangements.

The weighted average grant date fair value per share was $2.55 for employee stock options granted during the three months ended March 31, 2008.  There were not option grants during the three month period ended March 31, 2009.

Stock-Based Compensation for Subsidiary — Animal Health

Animal Health, a subsidiary of VGX, has adopted a 2007 equity incentive plan for the issuance of options to employees and consultants. Animal Health uses the same accounting policies as VGX regarding stock-based compensation.

There were no options granted during the three month period ended March 31, 2009 and 2008.

The weighted-average valuation assumptions were determined as follows:

•                  Expected stock price volatility: The expected volatility used is based on historical volatilities of similar entities within Animal Health’s industry which were commensurate with Animal Health’s expected term assumption as described in SAB No. 107 relating to SFAS No. 123(R).

•                  Expected term of options: The expected term of options represents the period of time options are expected to be outstanding. The expected term of the options granted is derived from the “simplified” method as described in SAB No. 107 relating to SFAS No. 123(R).

•                  Risk-free interest rate: Animal Health bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

•                  Expected annual dividends: The estimate for annual dividends is $0.00, because Animal Health has not historically paid, and does not expect for the foreseeable future to pay, a dividend.

•                  Estimated forfeiture rate: Animal Health’s estimated annual forfeiture rate on 2008 stock option grants ranges between 0.00% and 0.60%, based on the historical forfeiture experience of various employee groups. Animal Health did not estimate the forfeiture rate for 2007 because it had no historical data in which to make an assumption. The total size of the expense was also deemed to be immaterial; therefore, making forfeiture assumption less significant.

The compensation expense under SFAS No. 123(R) for the Animal Health 2007 equity incentive plan for the three months ended March 31, 2009 and 2008 were $27,859 and $332, respectively.

Reclassifications

Certain prior period balances have been reclassified to conform with the current presentation.

Recent Accounting Pronouncements

In May 2008, the FASB issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1). This Staff Position clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this Staff Position specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is not permitted. The adoption of this accounting guidance did not have a material impact on the consolidated results of operations or financial position.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with U.S. GAAP. VGX is currently evaluating the impact that SFAS No. 162 will have on its consolidated financial statements.

Effective January 1, 2008, VGX has adopted the provisions of SFAS No. 157, Fair Value Measurements to measure assets and liabilities. SFAS No. 157 establishes a common definition for fair value to be applied to U.S. GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  SFAS No. 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007.  Issued in February 2008, FSP 157-1,  Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 , removed leasing transactions accounted for under SFAS No. 13 and related guidance from the scope of SFAS No. 157.  FSP 157-2, Partial Deferral of the Effective Date of Statement 157, deferred the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.  The partial implementation of SFAS No. 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material impact on VGX’s consolidated financial statements; nor did the subsequent adoption of SFAS No. 157 for non-financial assets and non-financial liabilities, effective January 1, 2009, have a material impact on VGX’s consolidated financial statements.  See Note 4, Fair Value Measurements.

VGX management anticipates that, based on the composition of its existing assets and liabilities, the valuations used to estimate the fair value will rely on observable and unobservable inputs. Observable inputs are those that reflect a public market, whereas unobservable inputs are those that reflect management’s assumptions about the assumptions market participants would use in pricing the underlying asset or liability. VGX management does not believe that SFAS No. 157 will have a material impact on the amounts reported in the financial statements; however, additional disclosures about the inputs used to develop the measurements of fair value and the effects of certain measurements reported in the consolidated statements of operations for a fiscal period will be required.

Effective January 1, 2008, VGX adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of a company’s choice to use fair value on its earnings. Adoption of SFAS No. 159 did not have an impact on VGX’s consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)), which is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and the goodwill acquired in the business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. FAS 141(R) will be applied prospectively. The adoption of SFAS 141(R) will impact VGX to the extent the Company completes business combinations subsequent to the required adoption date.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (an amendment of Accounting Research Bulletin No. 51).  SFAS No. 160 requires that non-controlling (minority) interests be reported as a component of equity, that net income attributable to the parent and to the non-controlling interest be separately identified in the income statement, that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, and that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. This statement is effective for fiscal years beginning after December 31, 2008, and shall be applied prospectively. However, the presentation and disclosure requirements of SFAS No. 160 are required to be applied retrospectively for all periods presented. The retrospective presentation and disclosure requirements of this statement will be applied to any prior periods presented in financial statements for the fiscal year ending December 31, 2009, and later periods during which VGX had a consolidated subsidiary with a non-controlling interest.

In November 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Agreements Related to the Development and Commercialization of Intellectual Property.  EITF Issue No. 07-1 defines collaborative agreements as a contractual arrangement in which the parties are active participants to the arrangement and are exposed to the significant risks and rewards that are dependent on the ultimate commercial success of the endeavor. Additionally, it requires that revenue generated and costs incurred on sales to third parties as it relates to a collaborative agreement be recognized as gross or net based on EITF Issue No. 99-19,  Reporting Revenue Gross as a Principal versus Net as an Agent . It also requires payments between participants to be accounted for in accordance with already existing generally accepted accounting principles, unless none exist, in which case a reasonable, rational, consistent method should be used. EITF Issue No. 07-1 is effective for fiscal years beginning after December 15, 2008 for all collaborative arrangements existing as of that date, with retrospective application to all periods. The adoption of EITF Issue No. 07-1, effective January 1, 2009, did not have a material impact on VGX’s consolidated financial statements.

3.     Related-Party Transactions

On June 10, 2008, VGX entered into an asset purchase agreement with VGXI, Inc, a Delaware incorporated wholly-owned subsidiary of VGX International, a publicly traded company in Korea of which VGX owned 30.37% of outstanding shares at the time. Under the agreement, VGX divested its assets related to the DNA plasmid manufacturing business; a business which it had acquired in February of 2007 under an asset purchase agreement with ADViSYS. The aggregate sale price was for $9,110,000 in cash which is to be paid in installments, the first of which, amounting to $1,750,000, was received in June 2008. The second installment of $1,360,000 was received in July 2008, and the third installment of $3,000,000 was received in December 2008 by VGX; the remaining $3,000,000 was due to be received in March 2009. VGX received this installment payment on April 6th, 2009. There are no milestone or contingent payments as part of this agreement.

VGX recorded a one-time gain on the sale of manufacturing assets of $6,653,153, net of tax of $69,500. The recorded gain was net of VGX’s 30.37% stake in VGX International of $2,901,856. In conjunction with the sale of the manufacturing assets, VGX wrote off the value of intangible assets associated with the plasmid manufacturing business—namely the value of customer contracts acquired through the asset purchase agreement with ADViSYS, Inc. The unamortized amount of these contracts was $240,808 just prior to the sale of the business and this impairment is reflected in the consolidated statement of operations for the year ended December 31, 2008. VGX also adjusted its goodwill attributable to the assembled workforce acquired from ADViSYS, Inc. in February 2007 for the manufacturing operations, determined to be $177,768, and offset this charge against the gain on the sale of these assets.

For the three months ended March 31, 2009, VGX recognized revenue from related parties of $80,633 which consisted of rent from a sublease agreement on The Woodlands manufacturing and office facility of $54,079, and consulting fees for DNA plasmid manufacturing support of $26,554. For the period from December 12, 2000 (inception) to March 31, 2009 revenue from related parties totaled $456,705.

For the three months ended March 31, 2009 and 2008, and the period from December 12, 2000 (inception) through March 31, 2009, VGX reflected expenses of $48,273, $15,412, and $2,180,672, respectively, in the consolidated statements of operations for stock options and awards granted to related parties.

Research and development expenses for the three months ended March 31, 2009 includes $597,233 of materials and supplies purchased from a related party that VGX intends to use in conjunction with the NIAID contract. No research materials were purchased from related parties for the three months ended March 31, 2008. Research and development expenses with related parties for the period from December 12, 2000 (inception) to March 31, 2009 totaled $1,927,337.

For the three months ended March 31, 2009, VGX incurred operating expenses in conjunction with related party activities of $104,525, of which $54,079 represents lease payments on the facility in The Woodlands, TX reimbursed to VGX by the related party; $30,226 of compensation expenses for technical support for process development and manufacturing activities, of which $26,554 is reimbursed to VGX; and $20,220 for other services provided to VGX by related parties. No operating expenses were incurred from related parties for the three months ended March 31, 2008. Operating expenses incurred from related parties for the period from December 12, 2000 (inception) to March 31, 2009 totaled $319,289.

4.     Fair Value Measurements

On January 1, 2008, VGX adopted SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value and establishes a framework for measuring faif value in accordance with generally accepted accounting principles.  In February 2008, the FASB issued Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS No. 157 for one year for nonfinancial assets and liabilities recorded at fair value on a non-recurring basis.  As defined by SFAS No. 157, the fair value of an asset or liability would be based on an “exit price” basis rather than an “entry price” basis.  Additionally, the fair value should be market-based and not an entity-based measurement.  SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  SFAS No. 157 describes three levels of input that may be used to measure fair value.

Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date.

Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.  Level 2 inputs include the following:

•                  Quoted prices for similar assets or liabilities, in active markets;

•                  Quoted prices for identical or similar assets or liabilities in non-active markets;

•                  Inputs other than quoted prices that are observable for substantially the full term of the asset or liability; and

•                  Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

	Fair Value Measurements at March 31, 2009
	Fair Value at March 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis
Cash and cash equivalents (1)	$2,687,245	$2,687,245	$—	$—
Total	$2,687,245	$2,687,245	$—	$—

(1)          Cash and cash equivalents consist primarily of money market funds with original maturity dates of three months or less.

VGX has no liabilities that are financial instruments which would be required to be disclosed as of March 31, 2009 under SFAS 157.

5.              Inventories

Inventories consist of the following:

	March 31, 2009	December 31, 2008

Product inventory - LifeTide™ SW5 purchased from related party	$177,969	$189,370
Other — EP arrays	31,694	36,095
Total inventories	$209,663	$225,465

6.              Accrued Expenses

Accrued expenses consist of the following:

	March 31, 2009	December 31, 2008

Payroll and related expenses	$73,253	$81,615
Professional fees	99,277	217,965
Accrued research costs	244,066	362,254
Accrued interest	728,418	951,981
Accrued Texas franchise tax	69,500	69,500
Other	2,829	4,446
	$1,217,343	$1,687,761

7.              Debt

Debt consists of the following:

	March 31, 2009	December 31, 2008

Unsecured convertible notes payable	$6,540,000	$6,540,000
Secured convertible note payable	—	—
Total debt	6,540,000	6,540,000
Current portion of long-term debt	2,140,000	2,140,000
Long-term debt	$4,400,000	$4,400,000

In June 2005, VGX issued a $1,000,000 two-year maturity convertible note with an annual interest rate of 5%. The note was convertible into common shares and was collateralized by a check for the same amount, which was recognized as restricted cash on VGX’s consolidated balance sheets.  In June 2008 this debt was repaid and the related restriction on cash was eliminated.

From August 2005 to December 2005, VGX reached an agreement with various investors to issue $4,000,000 in convertible notes ranging in maturity from 18 months to 24 months with annual interest rates ranging from 5% to 40%. Additionally, $6,650,000 in convertible notes were issued during the first half of 2006 with an annual interest rate of 5%. Of the total debt, $3,350,000 was secured by equity securities of a related party; these were repaid in 2008 with the concomitant collaterals being released. In November of 2006, VGX entered into an agreement with an investor to issue a short-term note in the amount of 2,010,000,000 Korean Wons or $2,116,863 secured by equity securities of a related party. The note was repaid in 2007. During 2007, VGX reached an agreement with various investors to issue $1,600,000 in convertible notes ranging in maturity from 19 to 20 months. In June 2008 VGX secured an additional $100,000 note with a maturity term of 24 months; this note is to be automatically converted to equity upon a public event for VGX. Of the $6,540,000 in total notes outstanding at March 31, 2009, agreements had been reached with note holders of $4,400,000 in principal in which the conversion price would be automatically set to $1.05 and converted to equity upon a public event.

In November 2008, an agreement was reached with three convertible note holders representing a total of $2,140,000 in principal in which the convertible feature of the aforementioned notes was removed. In return, VGX agreed to repay the debt at the earlier of the maturity date or the closing date of the proposed merger with INOVIO (see Note 1). The maturity dates of the notes are April 2009, and these notes were repaid on the maturity dates.

Also in November 2008, an agreement was reached with the holders of $4,400,000 in convertible notes, to either extend the notes until 2010 or be extendable at VGX’s discretion to 2010. As part of this agreement, the terms related to the automatic conversion of these notes at a public event at a conversion price of $1.05 was removed. The notes will still be automatically converted to equity at $1.05 if the shares of the combined company trade at or above $2.10 for five consecutive trading days.

Based on the renegotiated conversion rate of $1.05, the estimated maximum number of shares of common stock of to be issued upon conversion of these $4.4 million is 4,788,095 shares.  The calculation assumed conversion of principal and accrued interest at $1.05 on the maturity date for $2.4 million of the notes and only the principal for the remaining $2.0 million note; its note holder had requested that only the principal be converted.

Minimum principal repayments of debt as of March 31, 2009 are as follows:

2009	$2,140,000
2010	4,400,000
$6,540,000

8.              Noncontrolling (Minority) Interest

VGX owns 88% of the outstanding stock of Animal Health, a biotechnology company engaged in the development and commercialization of products designed to add to the economic value of livestock and improve the health of companion animals. Animal Health is consolidated in the results of VGX’s consolidated financial statements. The noncontrolling interest represents, in aggregate, that portion of the combined total equity that is owned by the minority investor. The minority investor’s share of the combined net loss is separately disclosed in the consolidated statements of operations.

9.              Commitments

Government Contract Awards

In August 2007, VGX was awarded a contract from the Defense Threat Reduction Agency (DTRA) to develop its constant current electroporation technology for intradermal (ID) delivery of DNA vaccines and therapeutics. The contract is for $1,990,411 over 12 months. Under the contract, VGX will demonstrate in vivo efficacy of novel vaccines derived from DNA plasmid-based pox virus antigens delivered using a skin micro-electroporation system. Revenue is being recognized when reimbursement for incurred expenses is received, which began in February 2008.  For the three months ended March 31, 2008 and the period from December 12, 2000 (inception) to March 31, 2009, revenue from this DTRA contract was $926,938 and $1,990,411, respectively.

In September 2008, VGX was awarded a contract with the National Institute of Allergy and Infectious Diseases (NIAID) to study novel micro-electrodes for delivery of optimized DNA vaccines for human immunodeficiency virus (HIV).  The contract is effective September 30, 2008 and is for five years with two one year options (period of performance September 30, 2008 - September 29, 2015 including the two options).  The value for the five years is $21,269,154 with two option years, six and seven, valued at $1,193,230 and $1,132,465, respectively, for a total value of $23,594,849.  For both the three months ended March 31, 2009 and the period from December 12, 2000 (inception) to March 31, 2009, revenue from this NIAID contract was $1,278,747. VGX reflected research and development expenses related to this revenue of $640,665 in the consolidated statement of operations for the fourth quarter of 2008.  VGX submits cost vouchers for these expenses on a monthly basis to the NIAID for reimbursement, and records revenue up approval of these costs vouchers and receipt of payment. None of the cost vouchers submitted by VGX in 2008 were approved until the first quarter of 2009.

Research Collaboration Agreement

In March 2009, VGX executed a research collaboration agreement with Program for Appropriate Technology in Health (PATH) whereby VGX will provide research services to PATH in conjunction with its malaria vaccine initiative (MVI) program. MVI’s mission is to accelerate the development of promising malaria vaccines and ensure their availability and accessibility for use in the developing world. The contract is for $684,684 over 12 months.  Upon execution of the agreement, PATH made an initial payment to VGX of $239,639, which is reflected in deferred revenue on the consolidated balance sheet until services are performed.  For both the three months ended March 31, 2009 and the period from December 12, 2000 (inception) to March 31, 2009, VGX recognized revenue from this PATH contract of $3,565.

Leases

In May 2005, VGX signed a facility lease with a lessor for a lease through May 2010. The lease provides for one additional five-year renewal option. In addition, VGX has entered into equipment leases consisting of a three-year operating lease for a copier expiring in June 2009, and a five-year telecommunications lease expiring in February 2010. The five-year telecommunications lease automatically renews for another five years under the same terms unless notified within 30 days of expiration. In 2006, VGX entered into a three-year lease with a broadband network provider to enhance connectivity. All leases contain renewal options. In 2007, VGX signed a capital equipment lease for a copy machine for a three-year term expiring August 2010. There was a bargain purchase option which made the copier a capital lease. The value of the copier is properly booked as a fixed asset, and was subsequently transferred to a related party as part of the asset purchase agreement executed in June 2008. In November 2007, VGX signed a facility lease in Houston through October 2017. The agreement is a renewal of a lease that was assigned to VGX when it acquired the assets of ADViSYS, Inc. in February 2007.  In June 2008 a sublease agreement was executed between VGX and the related party that purchased the manufacturing assets at the Houston facility, whereby 87.5% of the lease expenses are reimbursed to VGX monthly.

License Agreements

In November 2001, VGX entered into a license agreement with a university to license certain patent rights. The license agreement required issuance of VGX stock in lieu of an up-front cash payment, which was recorded as research and development expense in 2001. The license agreement requires various milestone payments. They include a $500,000 payment for the enrollment of the first patient in Phase III trials, a $500,000 payment for the filing of the NDA for the first licensed product, a $500,000 payment on the anniversary of the filing, a $1,500,000 payment upon the receipt of an NDA approval letter for the first licensed product, and a $1,500,000 payment on the first anniversary of the receipt of an approval for the first licensed product. These payments are in effect through the later of the expiration of the licensed patents or ten years after the first commercial sale of covered product. The agreement is valid through the later of 25 years from the effective date or the expiration of the last to expire or abandonment of the patent rights.

In December 2005, VGX entered into an alliance agreement with a European pharmaceutical company for the worldwide rights to conduct research and development and market a drug with indications in rheumatoid arthritis and psoriasis. The license agreement required issuance of VGX stock as well as an up-front cash payment, which was recorded as research and development expense in the accompanying consolidated statement of operations for the year ended December 31, 2005. The license agreement requires various milestone payments upon the completion of patient enrollment for a Phase II trial product for $50,000, a $250,000 payment upon completion of the first Phase III trial product, and a $2,000,000 payment upon NDA approval of a trial product. These payments are in effect through the later of the expiration of the licensed patents or ten years after the first commercial sale of covered product. The agreement is valid through the later of 20 years from the effective date or the expiration of the last to expire or abandonment of the patent rights.

In November 2006, VGX entered into a license agreement with a U.S.-based company for its patented DNA-delivery technology to use in the intratumoral delivery of a proprietary gene to control the growth of melanoma and other cancers. Under the terms of the agreement, VGX paid the licensor an up-front license fee in cash and equity. There will also be payments based on successful completion of clinical and regulatory milestones. They include a payment upon beginning of a Phase II trial, a payment upon completion of the Phase II trial, payment upon the completion of Phase III trial, a payment upon the NDA approval, and a payment upon sale of licensed product in any of France, Germany, Italy, the U.S., or the United Kingdom. VGX will in return be exclusively supplied with the licensor’s electroporation devices for the therapy included in the license agreement and will also pay the licensor royalties on the sale of products covered by the license. The term of the agreement will extend until the last to expire of any royalty period for any licensed product. Royalty period will be, with respect to any particular licensed product in any country, the period of time beginning on the first commercial sale of such licensed product in such a country and extending until the earlier of (1) the date when there is not any valid claim included in any licensor patent right in any country which would be infringed by the sale of the licensed product in any country for a license granted by licensor to VGX or (2) 10 years from the date of the first commercial sale of such licensed product in such country.

In December 2006, VGX entered into an R&D collaboration and license agreement with a related party in which VGX granted the licensee exclusive worldwide rights to conduct research, development activities, sales, licensing, and marketing of VGX-1027 for Type I Diabetes. There are milestone and royalty payments due to VGX from the licensee. The two parties have agreed to also share R&D costs on a mutually agreeable basis. The terms of the agreement shall terminate the earlier of (1) expiration of the last-to-expire patent or (2) 20 years from the effective date. In October 2007 an amendment was made to the agreement in which the sharing of the R&D costs between VGX and the related-party was clarified. The related-party agreed to be responsible for all third-party costs related to the completion of Phase I clinical trials. In August 2008, an amendment between VGX and the related party was reached in which VGX agreed to pay for the cost of the Multiple Ascending Dose (“MAD”) Study which is expected to cost approximately $0.9 million.  The related-party will in turn reimburse VGX for the cost of the study within 60 days of the study closure.  Costs incurred for the MAD study as of March 31, 2009 were $639,020. In February 2009, VGX agreed to accept from VGXI 25,000 shares of VGX International common stock as a milestone payment for the completion of Phase I Clinical Trial for VGX-1027, which is currently expected to be completed by the 2nd quarter of 2009.

In April 2007, VGX entered into a commercial license agreement with a U.S.-based company to license its proprietary technology for the clinical and commercial production of Vpr protein. The license agreement requires various milestone and royalty payments. This includes payments to be made annually on each anniversary of the acceptance of an investigational new drug application (IND) until an NDA is filed, a payment upon submission of NDA or biologic license application (BLA), and a payment upon receipt of marketing approval for the product.

In April 2007, VGX entered into a license agreement with a university to license certain patent rights. Upon the execution of this agreement, VGX made an initial payment of $100,000 to the university. The license agreement requires various milestone payments. They include a $125,000 payment upon filing of an IND application, a $250,000 payment upon enrollment of first subject in Phase II clinical trial, a payment of $375,000 upon enrollment of first subject in Phase III clinical trial, a payment of $250,000 upon filing of NDA and a payment of $1,500,000 upon receipt of approval in the U.S., the EU, or Japan (whichever is first to occur). In addition, VGX is required to make minimum payments related to research and development activities of $200,000 in the first 12-month period, $250,000 in the second 12-month period, $300,000 in the third 12-month period, and a total of $400,000 for all years subsequent to the third 12-month period until the termination of the agreement. The agreement is valid through the later of 10 years after the first sale of the first licensed product, or the expiration or abandonment of the last patent to expire or become abandoned.

In May 2007, VGX entered into a license agreement with a university to license certain patent rights. The license agreement requires various milestone payments. They include an annual maintenance fee of $25,000, a $75,000 payment upon beginning of Phase I trial, a $100,000 payment upon beginning of Phase II trial, a $250,000 payment upon the initiation of Phase III trial, and a $500,000 payment upon the first commercial sale of the licensed product. The agreement also calls for a royalty payment on net sales. There is a sliding scale of milestone payments for achievement of clinical milestones for second and third clinical indications. The agreement is valid through 10 years after the first sale of the first licensed product.

In June 2007, VGX entered into a license agreement with a related party in which it grants to the licensee exclusive world-wide rights to conduct research, development activities, sale, licensing, and marketing of VGX-100 for gastric cancer in humans. There are milestone and royalty payments due to VGX from the licensee. The milestone payments are due upon 1) the completion of a Phase I study, 2) upon completion of patient accrual for Gastric Cancer Phase II trial, 3) upon completion of patient accrual for Phase III clinical trial, 4) upon NDA submission, and 5) upon NDA approval. . However, the actual amount of the milestone payments had been contractually agreed to be negotiated at a later time. The two parties have agreed to also share R&D costs on a mutually agreeable basis. The terms of the agreement shall terminate the earlier of (1) expiration of the last-to-expire patent or (2) 20 years from the effective date.

In September 2007, VGX entered into a license agreement with a related party to license out certain patent rights related to its Animal Health franchise. The license agreement requires various milestone and royalty payments from the related-party to VGX. These include a $250,000 payment for the filing of an investigative new animal drug (INAD), $500,000 payment upon initiation of Phase III or pivotal trial, $1,000,000 payment upon receipt of NADA approval letter for the first licensed product in the U.S., $1,000,000 payment upon receipt of new animal drug application (NADA) approval letter for the first licensed product in the EU, and $1,000,000 payment upon receipt of NADA approval letter for the first licensed product in the territories outside the EU and the U.S. Notwithstanding the above payment schedule, the related party does not have to make any milestone payments to VGX unless it has raised at least $5,000,000 in capital. In connection with this agreement VGX and the related party also reached a nonexclusive agreement in which VGX grants device and manufacturing patent rights to the aforementioned related party. Also as part of the agreement, the related party has agreed to make certain royalty payments to the seller of ADViSYS assets that VGX was obligated to make under the terms of the asset purchase agreement. The seller has recourse to VGX should the related-party fail to make proper payment to the seller.

In October 2007, VGX entered into an agreement with a related party in which it grants to the licensee exclusive, nonsublicensable, royalty-bearing patent rights for certain manufacturing processes related to the production of plasmids. The territory covered under the agreement is Asia. The agreement requires royalty payments as a percentage of net sales. This agreement has been superseded by the asset purchase agreement signed in June 2008.

In April 2008, VGX entered into a license agreement with a related party in which it grants to the licensee exclusive rights in Korea to the development, sales, licensing, and marketing for the CELLECTRA® device. There are milestone and royalty payments due to VGX from the licensee. These include a $100,000 payment to VGX upon filing of each IND using CELLECTRA®, $150,000 payment upon initiation of each Phase II trial, $250,000 payment upon initiation of each Phase III trial, $500,000 payment upon each BLA approval, and a $750,000 payment upon first commercial sale of CELLECTRA® for each BLA. The licensee also agreed to pay a $100,000 cost sharing fee, which is included as license fee revenue in the consolidated statement of operations for 2008, as well as $25,000 annually on each subsequent anniversary to partially cover the costs of patents, product enhancement, and other associated R&D efforts. The terms of the agreement shall terminate the earlier of (1) expiration of the last-to-expire patent, or (2) 20 years from the effective date.

In December 2008, VGX entered into a license agreement with a related party in which it grants to the licensee exclusive rights to the development, sales, licensing, and marketing of VGX-3400, its candidate for avian influenza, in humans, in the Republic of Korea. There is a $100,000 upfront licensing fee, which is included as revenue from related parties in the consolidated statement of operations for 2008, as well as a royalty payment on net sales due to VGX from the licensee. The licensee is also responsible for filing and maintenance fees related to the patents for VGX-3400 in the Republic of Korea. There are no other additional milestone payments due from the licensee. The term of the agreement shall terminate upon later of: (a) the last to expire patent or (b) twenty (20) years after the effective date.

Research Agreements

In December 2005, VGX entered into a sponsored research agreement with a university to reimburse the university for all direct and indirect costs incurred in the conduct of the sponsored research. The term of the agreement is five years. VGX has committed a total of $1,035,000 ($207,000 per year) during the term of this agreement. The payments are to be made in increments of $207,000 during the term of the sponsored research agreement.

In June 2006, VGX entered into a sponsored research agreement with a university to reimburse the university for all direct and indirect costs incurred in the conduct of the sponsored research. The term of the agreement is two years but can be extended to five years upon review of the progress of the research. The total value of the agreement is not to exceed $1,000,000. The maximum liability of VGX during the two-year term of the agreement is $400,000. This agreement was cancelled on April 13, 2008 through mutual agreement.

In March 2008, VGX entered into a sponsored research agreement with a university to reimburse the university for all direct and indirect costs incurred in the conduct of the sponsored research. The term of the agreement is five years and the total value of the agreement is not to exceed $1,180,000. The payments are to be made in increments of $118,000 during the term of the sponsored research agreement.

Supply Agreements

In July 2005, VGX entered into a supply agreement with a manufacturer to purchase a minimum annual amount of 500 kilograms of the active pharmaceutical ingredient (API). The supply agreement is contingent upon the receipt of the regulatory approval of the VGX NDA for the product. The term of the agreement is 10 years from receipt of the approval of the NDA. There is an automatic renewal for successive terms of two years unless a written notice is provided to the other party within 180 days prior to the end of the term.  In July 2008, VGX sent a written notice to the manufacturer stating VGX’s intent to terminate the agreement.  With the discontinuation of the PICTOVIR and the Hep-C small molecule drug programs, VGX no longer requires the supply of the API.

In July 2005, VGX entered into a supply agreement with a manufacturer to purchase a minimum annual amount of 1,000 kilograms of the API. The supply agreement is contingent upon the receipt of the regulatory approval for sale of the product. The term of the agreement is five years from receipt of the approval for sale of the product. This agreement will be in force after the initial five-year term unless a written notice is provided to the other party requesting that the agreement be terminated.  In July 2008, VGX sent a written notice to the manufacturer stating VGX’s intent to terminate the agreement. With the discontinuation of the PICTOVIR and the Hep-C small molecule drug programs, VGX no longer requires the supply of the API.

In March 2006, VGX entered into a supply agreement with a related party to purchase a minimum annual amount of 20,000 kilograms of the API. The supply agreement is contingent upon the receipt of the regulatory approval for sale of the product in the U.S. The term of the agreement is the later of five years from receipt of the approval for sale of the product or from May 1, 2009 to April 2014. This agreement will be in force after the initial five-year term unless a written notice is provided to the other party requesting that the agreement be terminated.

In June 2008, in conjunction with the Asset Purchase Agreement between VGX and VGXI, Inc, VGX entered into a supply agreement with a related-party in which the related-party was granted Most Favored Status as a supplier of DNA plasmids.  As a part of this agreement, VGX issued a purchase order for $1,764,503 to the related-party to supply VGX with needed DNA plasmids for the upcoming Phase I and Phase II clinical trials.  VGX Animal Health also issued a purchase order to the related-party for $248,518 for a supply of LifeTideTM SW5, its growth hormone releasing hormone (GHRH) DNA therapy approved for use in Australia.   This supply agreement is in effect for ten (10) years from the effective date. In December 2008, purchases of $1,114,503 and $199,409 were made by VGX and Animal Health, respectively, in partial satisfaction of the aforementioned commitments made in June 2008.

Sales and Marketing Agreements

In February 2007, VGX entered into a sales and marketing agreement with a related party in which the licensee was granted exclusive rights to sell and market PICTOVIR in Asia, Africa, and the Middle East. There are milestone and royalty payments associated with the agreement. This includes a $3,000,000 payment to VGX upon completion of Phase III trials for PICTOVIR, a $3,000,000 payment to VGX upon submission of NDA for PICTOVIR, and a $5,000,000 payment to VGX upon NDA approval. The terms of the agreement shall terminate upon the earlier of (1) expiration of the last-to-expire patent, or (2) 20 years after the effective date.

In April 2007, VGX entered into a sales and marketing agreement with a related party in which the licensee was granted exclusive rights to sell and market VGX-410C in Asia, Africa, and the Middle East. There are milestone and royalty payments associated with the agreement. They include a $3,000,000 payment to VGX upon completion of Phase III trials for VGX-410C, a $3,000,000 payment to VGX upon submission of NDA for VGX-410C, a $5,000,000 payment for NDA approval in Japan, and a $5,000,000 payment to VGX upon NDA approval in any country except for Japan. The terms of the agreement shall terminate upon the earlier of (1) expiration of the last-to-expire patent, or (2) 20 years after the effective date. VGX decided in December 2007 to discontinue the VGX-410C program to concentrate its efforts on other candidates in its pipeline.

In August 2007, Animal Health entered into a sales and marketing agreement with an Australia-based company to import, warehouse, and distribute its products to veterinarians in Australia. A $5,000 payment was made to the Australian company upon execution of this agreement, and another $5,000 payment was due upon receipt of final regulatory approval of Animal Health’s product in Australia. The additional payment was made in 2008 upon the announcement of the approval. Additionally, under the terms of the agreement, Animal Health will pay the distributor a commission based on a percentage of all sales in Australia.

In February 2008, VGX entered into a sales and marketing agreement with a related party in which the licensee was granted exclusive rights to sell and market VGX-1027 for rheumatoid arthritis (RA), in Asia (excluding Japan), Africa, and the Middle East. There are milestone and royalty payments associated with the agreement due to VGX. They include a $1,500,000 payment for the initiation of a Phase II trial for RA, a $3,000,000 payment for the initiation of a Phase III trial, a $3,000,000 payment for the submission of NDA, and a $5,000,000 payment upon approval of NDA. The terms of the agreement shall terminate upon the earlier of (1) expiration of the last-to-expire patent, or (2) 20 years after the effective date.

In August 2008, Animal Health entered into Marketing and Distribution Agreement with an Australia-based company in which the Australian company becomes the exclusive distributor of LifeTideTM SW5 in Australia.  The term of the agreement is three (3) years from the signing of the agreement, with automatic one (1) year extension.

10.       Income Taxes

VGX accounts for income taxes under the liability method.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

VGX incurred net losses for the three months ended March 31, 2009 and March 31, 2008.  In accordance with SFAS No. 109, VGX has continued to maintain a valuation allowance for its U.S. deferred tax assets.

Federal tax net operating loss carryforwards (NOLs) aggregated approximately $36.3 million at December 31, 2008.  To the extent NOLs are utilized, VGX will reverse a portion of its valuation allowance.

VGX has not yet undertaken a study to determine if it has undergone any ownership change as defined in IRC Section 382.  An ownership change could cause an annual limitation on the usage of the above NOLs.

VGX adopted the provisions of FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”, or FIN 48, on January 1, 2008.  VGX did not have any unrecognized tax positions and there was no material effect on its financial condition or results of operations as a result of adopting FIN 48.

VGX’s policy is to recognize interest and penalties accrued on any unrecognized tax positions as a component of income tax expense.  As of the date of adoption of FIN 48, VGX did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the period.

11.       Equity Investment in Affiliated Entity

In October 2005, VGX purchased 250,000 shares of a Korean-based company, Dong-IL Fabrics, at an aggregate purchase price of $4,787,824. At the date of purchase, VGX’s ownership represented 33% of the total outstanding shares of Dong-IL Fabrics. Additionally, VGX incurred $110,400 of acquisition costs associated with the investment. In 2006, the name of Dong-IL Fabrics was officially changed to VGX International (VGXI), and VGX invested an additional $4,408,065 in VGXI. Also during 2006, VGXI had a secondary offering in which VGX elected not to fully participate. Prior to that offering, VGX’s ownership percentage was 38%; subsequent to that offering, VGX’s ownership percentage was 30%. In February 2009, VGX partially participated in the secondary offering of VGXI, and purchased an additional 300,000 shares, for $190,347. Accordingly, the March 31, 2009 carrying value of the investment in VGXI is less than VGX’s ownership percentage of VGXI’s equity. VGX’s current ownership percentage in VGXI is 25%.

Under the equity method of accounting in accordance with APB 18, The Equity Method of Accounting for Investments in Common Stock, VGX has recorded an interest in the earnings or losses of VGXI beginning from the date of purchase. VGX’s interest in the losses of VGXI from the date of purchase through March 31, 2009 is $3,736,300, which includes $75,440 of amortized acquisition costs. As of March 31, 2009, the market value of the shares of VGX International held by VGX was $11,426,041 based on the per share value of 1,970 Korean wons and an exchange rate of 1,392.37 wons / U.S. dollar.  VGXI is a publicly traded company whose shares are traded on the Korean Stock Exchange.  The equity investment in affiliated entity on the consolidated balance sheet is less than VGX’s portion of the net assets of VGXI.

The financial position and results of operations of VGXI as of and for the three months ended March 31, 2009 are as follows:

Financial Position:

March 31, 2009 (Unaudited)
Assets
Current assets	$17,081,886
Fixed assets	12,732,886
Other assets	3,309,994
Total assets	$33,124,766

Liabilities
Current liabilities	$7,126,213
Long-term liabilities	548,324
Total liabilities	7,674,537
Total equity	25,450,229
Total liabilities and equity	$33,124,766

Results of Operations:

Three Months Ended March 31, 2009 (Unaudited)

Revenues	$3,293,470
Cost of sales	3,037,793
Gross profit	255,677

Operating expenses	865,338
Operating loss	$(609,661)

Net loss	$(300,193)

In October 2007, VGX made a strategic investment of $60,000 in a biotechnology company based in Colorado. The two companies have also agreed to cooperate on various future research projects. The investee is a private company in which VGX holds less than 10% of outstanding shares.

12.       Net Loss Per Share

Net loss per share is calculated in accordance with SFAS No. 128, Earnings Per Share. Basic loss per share is computed by dividing the net loss for the year by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated in accordance with the treasury stock method and reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted to common stock.  Since the effect of the assumed exercise of common stock options and other convertible securities was anti-dilutive for all periods presented, there is no difference between basic and diluted loss per share.

13.       Comprehensive Loss

Comprehensive loss for the three months ended March 31, 2009 and March 31, 2008 includes net loss, unrealized losses on foreign bank account activity, and foreign currency translation gains and losses.  A summary of VGX’s comprehensive loss is as follows:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Period from December 12, 2000 (Inception) to March 31, 2009
Comprehensive loss:

Net loss	$(2,524,647)	$(5,194,664)	$(70,636,489)
Unrealized losses on foreign bank activity	(11,111)	(28)	(47,643)
Foreign currency translation adjustments	(387,973)	(464,819)	(1,768,286)
Comprehensive loss	$(2,923,731)	$(5,659,511)	$(72,452,418)

14.       Supplemental Disclosures of Cash Flow Information

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Period from December 12, 2000 (Inception) to March 31, 2009
Supplemental schedule of investing activities:
Capital lease for office equipment	$—	$—	$9,562
Issuance of common stock to acquire ADViSYS, Inc.	$—	$—	$4,621,095
Conversion of long-term debt and accrued interest to common stock	$—	$—	$553,839
Issuance of warrants in connection with debt	$—	$—	$58,953

Supplemental schedule of cash flow information:
Interest paid	$311,880	$253,633	$1,922,869